SECOND AMENDMENT TO FUND ACCOUNTING

AND CO-ADMINISTRATION SERVICES AGREEMENT

THIS SECOND AMENDMENT TO THE FUND ACCOUNTING AND CO-ADMINISTRATION SERVICES AGREEMENT (this “Amendment”) is effective as of November 15, 2021 and is made by and between Tributary Funds, Inc., a Nebraska corporation (the “Company”) and Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), a Delaware limited liability company (“AFS”).

WHEREAS, the Company and AFS are parties to that certain Fund Accounting and Co-Administration Services Agreement dated August 1, 2015, as amended (the “Agreement”); and

WHEREAS, the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and relevant industry guidance require that financial institutions establish an anti-money laundering program that provides for, among other things, the financial institution to perform or procure periodic independent testing of its anti-money laundering program; and

WHEREAS, the Company desires to engage AFS to perform or procure periodic independent testing of the Company’s anti-money laundering program (the “AML Program”) in accordance with relevant industry guidance and AFS seeks the Company’s approval of additional fees associated with the performance of such testing; and

WHEREAS, the Company’s Board of Directors is agreeable to the aforementioned additional fees.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement; and

2.	Amendments.

a.	The Compliance Support services listed in Exhibit A to the Agreement are hereby amended to include the following additional services rendered to the Company:

●	Conduct (or engage a third party to conduct) an independent review of the Company’s AML Program on a periodic basis, as requested, and provide the report of such independent review to the Company and the Company’s AML Compliance Officer.

b.	In the Fee Schedule to the Agreement, the section entitled “Other Fees” is hereby amended to include the following additional fees:

●	Independent AML Program Review: $5,000 per year

3.	Miscellaneous. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein; and

4.	Governing Law. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Nebraska.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date and year first written above.

TRIBUTARY FUNDS, INC.

By:	/s/ Brittany Fahrenkrog
Name:	Brittany Fahrenkrog
Title:	Vice President

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Christopher Koons
Name:	Christopher Koons
Title:	Chief Executive Officer